Exhibit 23.7

TBPELS REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of its reports regarding those quantities estimated by Ryder Scott of proved reserves of Forge Energy II Delaware, LLC, the future net revenues from those reserves and their present value for the years ended December 31, 2022 and 2021. Ryder Scott Company, L.P. further consents to the reference to this firm under the heading “Experts” in this Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas

November 6, 2023

SUITE 2800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110